UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 29, 2012

ALKERMES PLC

(f/k/a Antler Science Two plc)

(Exact name of registrant as specified in its charter)

Ireland	001-35299	98-1007018
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Connaught House 1 Burlington Road
Dublin 4, Ireland
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): 011-353-1-772-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

e)  Executive Compensatory Agreements and/or Arrangements

Alkermes Inc. (“Alkermes”), a wholly-owned indirect subsidiary of the Alkermes plc (the “Company”), entered into an employment agreement, effective as of February 29, 2012, with Mark P. Stejbach pursuant to which Mr. Stejbach will serve as Senior Vice President, Chief Commercial Officer, of Alkermes.  Mr. Stejbach’s employment agreement remains in effect until terminated in accordance with its terms by either Alkermes or Mr. Stejbach.  Prior to entering into the employment agreement, on February 15, 2012, Mr. Stejbach executed an offer letter with Alkermes related to Mr. Stejbach’s employment at Alkermes.

Under the employment agreement, Mr. Stejbach will receive an annual base salary of $350,000.   Under Mr. Stejbach’s employment agreement, if, during the term of the employment agreement, Alkermes terminates his employment without cause or he terminates his employment for “good reason” (e.g., a material diminution in his responsibilities, authority, powers, functions, duties or compensation or a material change in the geographic location at which he must perform his employment) and he thereafter signs a general release of claims, Alkermes will provide severance, as follows: over a twelve month period, Alkermes will pay an amount equal to one times the sum of (i) his current base salary, plus (ii) the average of his annual bonus during the prior two years, and will provide for continued participation in Alkermes’ health benefit plans during such twelve month period.  Mr. Stejbach is also entitled to one month’s notice of termination of employment, except for termination for cause or due to death or disability.

In the event of a change in control, Mr. Stejbach would be entitled to continue his employment with Alkermes for a period of two years following the change in control.  If, during this two-year period, Alkermes terminates him without cause or he terminates his employment for “good reason,” Alkermes will pay him a pro rata bonus (based upon the average of the annual bonus for the prior two years) for the year in which the termination occurs.  Additionally, he will receive a lump sum payment equal to one and one-half times the sum of his current base salary (or the base salary in effect at the time of the change in control, if higher) plus an amount equal to the average of his annual bonus during the prior two years.  These change in control payments are expressly in lieu of, and supersede, those severance payments and benefits otherwise payable if Alkermes terminates Mr. Stejbach without cause or if Mr. Stejbach terminates his employment for good reason, provided that such termination occurs within two years after the occurrence of the first event constituting a change in control and that such first event occurs during Mr. Stejbach’s period of employment.  Mr. Stejbach will also be entitled to continued participation in Alkermes’ health benefit plans for a period of eighteen months following the date of termination.  Mr. Stejbach’s employment agreement does not contain a “gross-up payment” equal to the excise tax imposed upon the severance payments made in the event of a change in control.

During and at all times after Mr. Stejbach’s employment with Alkermes, he is subject to ongoing confidentiality obligations.  During his employment and for six (6) months thereafter, Mr. Stejbach is prohibited from soliciting employees and customers or suppliers from the Company.

Pursuant to Mr. Stejbach’s offer letter, subject to approval of the Compensation Committee of the Board of Directors of the Company (the “Committee”), Mr. Stejbach will receive an option to purchase 100,000 Company shares, which will vest ratably over four years.  Pursuant to the offer letter, Mr. Stejbach will be eligible to participate in the company reporting officer performance pay plan for the fiscal year beginning April 1, 2012 to March 31, 2013, if and when that plan is adopted by the Committee.    Mr. Stejbach’s employment agreement and offer letter are filed with this report as Exhibit 10.1 and Exhibit 10.2.

The directors, secretary, and executive officers of the Company, and certain directors and executive officers of certain of its subsidiaries, including Alkermes (“Subsidiaries”) are entitled to be indemnified by the Company and/or Alkermes pursuant to indemnification agreements, with the Company and/or Alkermes.  Mr. Stejbach is entitled to enter into a deed if indemnification with the Company, in the form previously filed on September 20, 2012 as Exhibit 10.1 “Form of Deed of Indemnification for Alkermes plc Officer” to the Company’s report on Form 8-K. Under the terms of the indemnification agreement to be entered with Mr. Stejbach, the Company will indemnify Mr. Stejbach to the maximum extent permitted by law for expenses actually and reasonably incurred by Mr. Stejbach in relation to claims, brought against him, that arise from actions taken while acting as an executive officer of the Company and/or its Subsidiaries, except to the extent that such indemnification is prohibited by applicable law or would be duplicative of amounts otherwise actually provided to him in relation to such claims.  The Company will, to the maximum extent permitted by law, advance the expenses of Mr. Stejbach in connection with his defense.  Under the deed of indemnification Mr. Stejbach undertakes to the fullest extent required by law to repay all amounts advanced if it is ultimately determined that he is not entitled to be indemnified by the Company.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit
Number	Description
*10.1	Employment Agreement by and between Alkermes, Inc. and Mark P. Stejbach, dated as of February 29, 2012.
*10.2	Offer Letter between Alkermes, Inc. and Mark P. Stejbach, effective as of February 15, 2012.

*Filed herewith

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 5, 2012	ALKERMES PLC

	By:	/s/ James M. Frates
James M. Frates
Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description
*10.1	Employment Agreement by and between Alkermes, Inc. and Mark P. Stejbach, dated as of February 29, 2012.
*10.2	Offer Letter between Alkermes, Inc. and Mark P. Stejbach, effective as of February 15, 2012.

*Filed herewith